UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2015

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 12, 2015, Weight Watchers International, Inc. (the “Company”) announced its intention to commence on March 13, 2015 an offer to prepay at a discount to par up to $75 million in aggregate principal amount of Initial Tranche B-1 Term Loans outstanding under, and as defined in, and pursuant to the terms of, the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, The Bank of Nova Scotia, as revolving agent, swingline lender and an issuing bank, and the other parties thereto (the “Credit Agreement”). The aggregate amount of cash proceeds expended, if any, by the Company to consummate the offer shall reduce, on a dollar for dollar basis, the Company’s $60 million obligation to make a mandatory excess cash flow prepayment offer to the term lenders under the terms of the Credit Agreement.

The Company also noted that, as a result of its calculation of excess cash flow described above, an additional $57 million of the $2.358 billion of the total debt reported in the consolidated financial statements and related notes in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2015 should have been classified as a portion of long-term debt due within one year. Accordingly, on the Company’s balance sheet as of January 3, 2015, the balance of the portion of long-term debt due within one year should have been $81 million (which includes the previously reported balance of $24 million) and the balance of long-term debt should have been reported as $2.277 billion. The Company does not believe this misclassification is material to the previously issued consolidated financial statements. Both the current and long-term liabilities of the Company will be revised to correct the presentation in future documents, including but not limited to the Company’s first quarter Quarterly Report on Form 10-Q, to be filed with the SEC.

The prepayment of loans outstanding under the Credit Agreement was not included in the Company’s previously announced $350 million year-end cash balance target for fiscal 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: March 12, 2015	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer